Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HWN, Inc. (fka Spectrum Global Solutions, Inc.)

Boca Raton, FL

We hereby consent to use in this registration statement on Form S-1 of our report dated April 1, 2021, relating to the December 31, 2020 and 2019 consolidated financial statements of Spectrum Global Solutions, Inc. (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), which appears in the Form 10-K for the fiscal year ended December 31, 2020 and 2019.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 8, 2022